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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                             (Unaudited)
                                                                                          Nine Months Ended
                                                                                      --------------------------
                                                                                      November 27,  November 22,
                                                                                         2004          2003
                                                                                      ------------  ------------
                                                                                        (Dollars in thousands)
Earnings:
    Income before income taxes                                                        $    237,803  $    214,871
    Add:
        Interest on indebtedness                                                            11,743         6,997
        Equity in earnings of unconsolidated affiliates, net of dividends received           1,071          (263)
        Minority losses                                                                      2,178         3,540
        Portion of rents representative of the interest factor                                 986         4,833
        Amortization of capitalized interest                                                   502           540
                                                                                      ------------  ------------
           Adjusted earnings                                                          $    254,283  $    230,518
                                                                                      ============  ============

Fixed charges:
        Interest on indebtedness                                                            11,743         6,997
        Portion of rents representative of the interest factor                                 986         4,833
        Capitalized interest                                                                   650         1,376
                                                                                      ------------  ------------
           Total fixed charges                                                        $     13,379  $     13,206
                                                                                      ============  ============

               Ratio of earnings to fixed charges                                            19.01         17.46
                                                                                      ============  ============
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